ALGER NEXT GEN GROWTH FUND

INITIAL SUBSCRIPTION AGREEMENT

This Subscription Agreement is entered into this 31st day of March, 2025 by and between Alger Next Gen Growth Fund, a Delaware statutory trust (the “Fund”), and Alger Capital, LLC, a Delaware limited liability company (the “Subscriber”).

WITNESSETH:

WHEREAS, the Fund has been formed for the purposes of carrying on business as a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Fund wishes to sell to the Subscriber, 10,000 Class A shares of beneficial interest (the “Shares”), for a purchase price of $10.00 per Share; and

WHEREAS, the Subscriber is purchasing the Shares for the purpose of providing the initial capitalization of the Fund as required by the 1940 Act.

NOW THEREFORE, IT IS AGREED:

1.  The Subscriber subscribes for, and agrees to purchase from, the Fund 10,000 Shares for a purchase price of $10.00 per Share and an aggregate purchase price of $100,000. The Subscriber agrees to make payment for these Shares at such time as demand for payment may be made by an officer of the Fund.

2.  The Fund agrees to issue and sell said Shares to Subscriber promptly upon its receipt of the aggregate purchase price of $100,000.

3.  To induce the Fund to accept its subscription and issue the Shares subscribed for, the Subscriber acknowledges that:

(a)  the Shares being subscribed for have not been and will not be registered under the Securities Act of 1933, as amended (the “1933 Act”), or registered or qualified under the securities laws of any state;

(b)  the Shares will be sold by the Fund in reliance on the exemption from registration set forth in Regulation D under the 1933 Act;

(c)  the Fund’s reliance upon such exemption from the registration requirements of the 1933 Act is predicated, in part, on the representations and agreements contained in this Subscription Agreement;

(d)  the Shares are “restricted securities” as defined in paragraph (a)(3) of Rule 144 under the 1933 Act (“Rule 144”) and, except upon repurchase by the Fund, cannot be sold or transferred by the Subscriber unless they are subsequently registered under the 1933 Act or unless an exemption from registration under the 1933 Act is available; and

(e)  the Fund makes no representation or warranty as to the availability to the Subscriber of any exemption from the registration provisions of the 1933 Act pursuant to which the Subscriber may resell the Shares.

The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put the Subscriber on notice as to certain restrictions on the transferability of the Shares.

4.  To further induce the Fund to accept its subscription for the Shares, the Subscriber:

(a)  represents and warrants that the Shares are being acquired for investment purposes for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

(b)  acknowledges that it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the 1933 Act and a “qualified client” as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended; and

(c)  acknowledges that it has such knowledge and experience in financial and business matters (and particularly in the business in which the Fund intends to operate) as to be capable of evaluating the merits and risks of the investment in the Shares.

5.  This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

6.  This Agreement is executed on behalf of the Fund by the Fund’s officers as officers and not individually and the obligations imposed upon the Fund by this Subscription Agreement are not binding upon any of the Fund’s trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

[Signature Page Follows]

IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

ALGER NEXT GEN GROWTH FUND

By:	/s/ Tina Payne
Name:	Tina Payne
Title:	Secretary

ALGER CAPITAL, LLC

By:	/s/ Hal Liebes
Name:	Hal Liebes
Title:	Manager

[Signature page to Initial Subscription Agreement]